Exhibit 99.1

FOR IMMEDIATE RELEASE

Tuesday, July 22, 2014

Codorus Valley Bancorp, Inc. to acquire Madison Bancorp, Inc.

YORK, Pa. and BALTIMORE, Md. – Codorus Valley Bancorp, Inc. (Codorus Valley) (NASDAQ: CVLY) and Madison Bancorp, Inc. (Madison) today jointly announced the signing of a definitive merger agreement pursuant to which Codorus Valley will acquire Madison in an all-cash transaction valued at approximately $14.4 million, or $22.90 per share.

The transaction, which was approved by the boards of directors of both companies today, serves to strengthen Codorus Valley’s presence in the demographically attractive Harford and Baltimore counties in Maryland and will provide its principal subsidiary, PeoplesBank, A Codorus Valley Company, with four new financial center locations, approximately $140 million in assets, and $130 million in deposits.

“We are pleased to welcome Madison Bancorp, Inc. and its clients at Madison Square Federal Savings Bank to our company,” said Larry J. Miller, Codorus Valley’s and PeoplesBank’s President and Chief Executive Officer. “Clients of both companies will now have access to a broader network of conveniently located financial centers and ATMs as well as expanded commercial and small business banking services, enhanced technology, and wealth management opportunities. Both companies have deep roots in the communities we serve, and together we intend to continue to play an important role in the growth and development of this region.”

Under the terms of the agreement, each Madison shareholder will receive $22.90 in cash, without interest.

Michael P. Gavin, President and Chief Executive Officer of Madison Bancorp, stated “This transaction represents excellent value for Madison Bancorp shareholders. We are proud to join with a partner who we are confident shares our long-standing commitment to the communities we serve. We look forward to offering greater convenience and services to our new and existing customers, while maintaining the community bank atmosphere and excellent customer service provided by our dedicated employees.”

It is anticipated that the transaction will be completed in the fourth quarter of 2014/first quarter of 2015, pending regulatory approvals, the approval of the shareholders of Madison, and the satisfaction of other closing conditions.

Codorus Valley was advised by the investment banking firm of Boenning & Scattergood, Inc. as well as the law firm of Rhoads & Sinon LLP. Madison was advised by the investment banking firm of Sandler O’Neill + Partners, L.P. and the law firm of Kilpatrick Townsend & Stockton LLP.

About Codorus Valley Bancorp, Inc.

With assets in excess of $1.2 billion, Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company, with roots dating back to 1864. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services through a network of twenty financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air, and Westminster, Maryland. More information about Codorus Valley Bancorp, Inc. can be found on the internet at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Capital Market under the symbol CVLY.

About Madison Bancorp, Inc.

With roots dating back to 1870, Madison Bancorp, Inc. and its wholly-owned subsidiary, Madison Square Federal Savings Bank, is a Baltimore, Maryland-based financial institution with $140 million in assets and four branch offices located throughout Baltimore and Harford counties in Maryland. Additional information about Madison Bancorp, Inc. may be found at www.madisonsquarefsb.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Codorus Valley Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC).

Contact:

Codorus Valley Bancorp, Inc.	Madison Bancorp, Inc.
Larry J. Miller, President and CEO	Michael P. Gavin, President, CEO, and CFO
717-747-1500	410-529-7400
lmiller@peoplesbanknet.com	mgavin@madisonsquarefsb.com

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